Exhibit 23(a) - The Consent of Ernst & Young LLP

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-66263, No. 33-66241 and No. 33-66964)
pertaining to the 1998 Non-Employee Director Stock Option Plan, the 1992 Non-Employee Director Stock Option Plan and the 1992 Stock Option Plan, as amended, of Concepts Direct, Inc. of our report dated February 16, 2001, with respect to the financial statements and schedule of Concepts Direct, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2000.

/S/ Ernst & Young, LLP
Denver, Colorado
March 30, 2001